EX-99.77Q1 - OTHR EXHB
Item 77Q1(b)

BURNHAM INVESTORS TRUST (THE “TRUST”)

Amortized Cost Procedures for
Burnham U.S. Government Money Market Fund (the “Fund”)

I. Stabilizing Net Asset Value Per Share

A. Market Appraisals.  The Trust (or the Trust’s Administrator or designee) will, no less frequently than weekly and at other times selected by Burnham Asset Management (the “Adviser”) or the Trust’s Board of Trustees (the “Board”), determine the Fund’s current net asset value per share based on a market appraisal of the assets of the Fund and determine the Fund’s amortized cost price per share.  The difference between the two determinations (expressed as a percentage of the Fund’s net asset value per share or as a dollar amount per share) is referred to as the “deviation.”

In making these market appraisals, the Trust, the custodian or a pricing service will use actual quotations or appropriate substitute pricing statistics that reflect current market conditions.  Any pricing agent or substitute pricing agent will be proposed by the Adviser and approved by the Board.  The quotations or substitute pricing statistics may include, among other things,
- Quotations or estimates of market value for individual portfolio securities, or
- Values obtained from yield data relating to classes of government securities or other debt securities published by reputable sources.

The Adviser or the sub-adviser for the Fund (if any) (the “Sub-Adviser”) will furnish to the Board at each regularly scheduled quarterly meeting a representation that all of the securities held by the Fund comply with the quality and diversification requirements of Rule 2a-7 under the Investment Company Act of 1940, as amended (the “1940 Act”).

B. Sub-Adviser Monitoring.  The average maturity of the portfolio of the Fund is expected to be short enough that the impact of changing interest rates will cause only nominal deviations.  However, in order to enable the Board to fulfill its responsibilities, the Sub-Adviser will monitor changes in market yields with a view to their effect on the market-based net asset value per share.  At any time the Board, Adviser or Sub-Adviser may request that the Fund’s deviation be determined.

C. Actions Required in the Event of a Deviation of 0.25 of 1% or Greater.  If any deviation exceeds $0.0025 (or, expressed as a percentage, ¼ of 1.00%) or if the Sub-Adviser believes that the deviation may result in dilution or other unfair results to investors or existing shareholders:
- The Sub-Adviser will immediately notify the Adviser and either of them will cause the Administrator or designee to compute daily market appraisals until the deviation drops below 0.25 of 1%; and
- The Adviser will immediately inform the Board of the situation and indicate what action, if any, is being taken to limit the widening of the deviation and the rationale for this action.

A meeting of the Board may be called by the President of the Trust, and will be called as soon as possible if requested by any trustee.

D. Action Required in the Event of a Deviation of 3/8 of 1% or Greater.  If, at any time, the Fund’s deviation exceeds $0.00375 (or, expressed as a percentage, 3/8 of 1.00%), the President of the Trust will call a meeting of the Board, to be held as soon as practicable, in order to for the Adviser to discuss with the Board the situation and what action, if any, is being taken to limit the widening of the deviation and the rationale for this action.

E. Action Required in the Event of a Deviation of ½ of 1% or Greater.  If, at any time, the Fund’s deviation exceeds $0.0050 (or, expressed as a percentage, ½ of 1.00%), the President of the Trust will call a meeting of the Board, to be held as soon as practicable, in order to consider what action, if any, should be initiated by the Board.

F. Board’s Actions.  If the Board at any time believes that the extent of any deviation may result in material dilution or other unfair results to investors or existing shareholders, it will take such action as it deems appropriate to eliminate or reduce to the extent reasonably practicable such dilution or unfair results.  Actions which the Board may take under paragraphs 1.C or 1.D include, without limitation:
- The redemption of shares in kind;
- The sale of portfolio securities before maturity to realize capital gains or losses or to shorten the Fund’s average portfolio maturity;
- Withholding dividends or payment of distributions from income or capital gains;
- Utilizing a net asset value per share as determined by using available market quotations or equivalents;
- Reducing or increasing the number of shares outstanding on a pro rata basis;
- Deducting each shareholder’s  pro rata portion of the deviation from the shareholder’s accrued dividend account or from future dividends; or
- Selling portfolio securities at a price equal to the greater of their market value or amortized cost to the Sub-Adviser, Adviser or another affiliate in accordance with Rule 17a-9 under the 1940 Act.
G. Records and Reports of Computations.  The Sub-Adviser will keep a record of the results of its valuation and deviation computations, including the actions taken in accordance with the above conditions, for a period of not less than six years (the first two years in an easily accessible place).  In addition, the Adviser shall cause a summary of this information to be included in the written materials for regularly scheduled quarterly Board meetings.  The Board will review and approve at least annually the method used to calculate the deviation based on the information and representations furnished by the Adviser and Sub-Adviser.

H. Processing of Transactions.  Effective no later than October 31, 2011, the Fund (or its transfer agent) shall have the capacity to redeem and sell securities issued by the Fund at a price based on the current net asset value per share pursuant to Rule 22c-1 under the 1940 Act. Such capacity shall include the ability to redeem and sell securities at prices that do not correspond to a stable net asset value or price per share.

I. Compliance and Definitions.  In addition to the above requirements, the Fund will otherwise comply with these procedures, any other applicable investment policies, and Rule 2a-7.  All bold face words defined in Rule 2a-7 and not otherwise defined in these procedures will have the meanings assigned to them by Rule 2a-7.  These definitions are attached to these procedures as Exhibit A.

II. Quality and Maturity of Portfolio Securities and Portfolio Liquidity

A. Eligible Securities, Rated Securities, and Unrated Securities; Minimal Credit Risk.  The Fund will limit its portfolio investments, including guarantees and repurchase agreements, to those United States dollar-denominated securities that the Sub-Adviser determines present minimal credit risks and which at the time of acquisition are eligible securities and which comply with any additional restrictions set forth in the Fund’s registration statement.  The minimal credit risk determination must be based on factors pertaining to credit quality in addition to the rating assigned to these securities by a Designated NRSRO.  The Designated NRSROs currently approved by the board are maintained in the Trust’s books and records.  These factors are attached to these procedures as Exhibit B.

1. Eligible securities generally include:
- A rated security with a remaining maturity of 397 days or less that has received a rating from the requisite NRSROs in one of the two highest short term rating categories (a “rated eligible security”).
- An unrated security that is determined by the Sub-Adviser to be of comparable quality to a rated eligible security.

2. Rated securities generally include:
- A security that has received a short term rating from a Designated NRSRO, or whose issuer has received a short term rating (a “comparable short term rating”) from a Designated NRSRO for a class of debt obligations, or any obligation within that class, that is comparable in priority and security with the security being considered.
- A security with a guarantee that has received a short term rating from a Designated NRSRO, or whose guarantor has received a comparable short term rating from a Designated NRSRO.

3. Unrated securities generally include:

- A security that is not a rated security.
- A refunded security or other security that is subject to an external credit support agreement that was not in effect when the security was most recently rated, unless:
    - The security has received a short term or comparable short term rating that reflects the refunding or the existence of the credit support agreement; or
    - The credit support agreement has received a short term or comparable short term rating.

4. Eligible securities do not include any short term unrated security that initially had a remaining maturity of more than 397 days and has not received from the requisite NRSROs a long term rating within the three highest rating categories, if the security has received a long term rating from any Designated NRSRO below the Designated NRSRO’s three highest rating categories.

B. Asset Backed Securities.  The Fund may acquire an unrated asset backed security that otherwise meets the requirements of Rule 2a-7 provided that the Adviser  or the Sub-Adviser has:  (1) analyzed the underlying asset backed security assets to ensure that they are properly valued and provide adequate asset coverage for the cash flows required to fund the asset backed security under various market conditions; (2) analyzed the terms of any liquidity or other support provided by the sponsor of the asset backed security; and (3) otherwise performed the legal, structural, and credit analyses required to determine that the particular asset backed security involves appropriate risks for the Fund.

C. Demand Features and Guarantees.  The Fund may acquire a security that is subject to a guarantee only if the guarantee has received a rating (or the issuer of the guarantee has received a comparable rating) from at least one Designated NRSRO with respect to a class of debt obligations (or any debt obligation within that class) that is comparable in priority and security to the guarantee.  No Designated NRSRO rating is required if:
- The demand feature or guarantee is on a government security;
- The security subject to the guarantee is a repurchase agreement that is collateralized fully; or
- The Sub-Adviser has determined in accordance with Section III.F of these procedures that the Fund is not relying on the demand feature or guarantee for any purpose.

Conditional demand features are not guarantees and do not have to be Designated NRSRO rated.  A security that is subject to a demand feature or guarantee will not be an eligible security unless the issuer of the demand feature or guarantee, or another institution, undertakes to notify promptly the Fund in the event that the demand feature or guarantee is replaced by a demand feature or guarantee provided by another issuer.

D. Credit Substitution.  A security that is subject to a guarantee may be determined by the Sub-Adviser to be an eligible security or a first tier security for diversification purposes based solely on whether the guarantee is an eligible security or first tier security.

E. Conditional Demand Features.  A security that is subject to a conditional demand feature may be determined to be an eligible security or a first tier security only if:
- The conditional demand feature is an eligible security or first tier security; and
- The Sub-Adviser determines at the time of the acquisition of the security, and periodically reevaluates its determination, that there is minimal risk that the conditions preventing the exercise of the demand feature will occur and that:
    - The conditions of the demand feature can be readily monitored by the Fund or relate to the taxability of interest payments on the security; or
    -  Fund is entitled to receive notice of the occurrence of the condition and the opportunity to exercise the demand feature.

In addition, the underlying security, any guarantee of the security or the debt securities of the issuer or guarantor of the underlying security that are comparable in priority and security with the underlying security or guarantee must have received from the requisite NRSROs either a short term rating or a long term rating within their two highest short term or long term rating categories or, if unrated, must be determined by the Sub-Adviser to be of comparable quality to a security that has received such a rating.

F. Repurchase Agreements.  The Fund will enter into repurchase agreements (“repos”) in compliance with Investment Company Release No. 13005 dated February 2, 1983, as modified by the Investment Company Institute no-action letter (SEC no-action letter available June 15, 1999) and only if (i) each repo is collateralized fully, and (ii) the Sub-Adviser determines that the repo counterparty is a creditworthy institution, separate and apart from the value of the collateral supporting the counterparty’s obligation under the repo.

G. Maturity.  The Fund will maintain a dollar-weighted average portfolio maturity appropriate to its objective of maintaining a stable net asset value or price per share, and will not, in any event: acquire a security with a remaining maturity of more than 397 calendar days or, if the security is a second tier security, with a remaining maturity which exceeds 45 days; (ii) maintain a dollar-weighted average portfolio maturity which exceeds 60 calendar days (effective no later than June 30, 2010); or (iii) maintain a dollar-weighted average portfolio maturity that exceeds 120 calendar days, determined without reference to the exceptions in paragraph (d) of Rule 2a-7 regarding interest rate readjustments (a “weighted average life maturity”).  If the sale or disposition of a portfolio security or other action causes the Fund’s dollar-weighted average portfolio maturity to be more than 60 days, the Sub-Adviser will invest the Fund’s available cash to reduce such maturity to 60 days or less as soon as reasonably practicable (effective no later than June 30, 2010).

The maturity of each security, including variable rate and floating rate (“adjustable rate”) securities, will be calculated in accordance with the provisions of Rule 2a-7.  On each day that the net asset value per share of the Fund is calculated (and as of the time of this calculation), the Sub-Adviser will determine the dollar-weighted average maturity and weighted average life maturity of the Fund.  At each regularly scheduled quarterly meeting of the Board, the Adviser will cause information as to the Fund’s dollar-weighted average maturity and weighted average life maturity and their relationship to market conditions in light of the Fund’s policy of seeking to maintain a stable net asset value per share to be furnished to the Board.

H. Adjustable Rate Securities.  The Fund may not acquire any adjustable rate government security or money market security that does not have a demand feature unless the Sub-Adviser has determined that the market value of the adjustable rate security upon reset can be reasonably expected to approximate its amortized cost value.  The Sub-Adviser will maintain a written record of this determination for each category of adjustable rate security (of similar credit quality and indexed to the same benchmark interest rate) in which the Fund invests.  It is not necessary to make a separate record for each individual security within a category.

I. Using Demand Features to Shorten Maturity.  If the Sub-Adviser determines the maturity of a security by reference to a demand feature, in accordance with paragraph (d) of Rule 2a-7, the Sub-Adviser must review, on an ongoing basis, whether the demand feature and the security present minimal credit risks.  This review should be based on, among other things, financial data for the most recent fiscal year of the provider of the demand feature.  For a security that is subject to a conditional demand feature, the Sub-Adviser must also monitor and review the financial condition of the issuer of the security based on all financial data that is publicly available or provided in accordance with the governing documents for the security.

J. Portfolio Liquidity.

1. The Fund will hold securities that are sufficiently liquid to meet reasonably foreseeable shareholder redemptions in light of the Fund’s obligations under Section 22(e) of the 1940 Act and any commitments the Fund has made to shareholders.  The Fund will also comply with the following additional limitations:

(a)
Illiquid Securities.  Effective May 28, 2010, the Fund will not acquire any illiquid security if, immediately after the acquisition, the Fund would have invested more than 5% of its total assets in illiquid securities.

(b)
Minimum Daily Liquidity Requirement.  The Fund will not acquire any security other than a daily liquid asset if, immediately after the acquisition, the Fund would have invested less than 10% of its total assets in daily liquid assets.

(c)
Minimum Weekly Liquidity Requirement.  The Fund will not acquire any security other than a weekly liquid asset if, immediately after the acquisition, the Fund would have invested less than 30% of its total assets in weekly liquid assets.

2. Investor Information.  Effective May 28, 2010, as part of its “know your customer” policies, the Adviser will consider how the characteristics of the Fund’s investors and their likely redemptions could affect the Fund’s liquidity and propose to the board and comply with any additional procedures adopted or approved by the board for monitoring and dealing with “hot money” investors who could present liquidity risks for the Fund.

3. Stress Testing.  Effective May 28, 2010, at least at the frequency from time to time approved by the Board (or such other intervals as the Board or the Adviser determines appropriate and reasonable in light of current market conditions), the Fund (or the Fund’s administrator or designee) will test the Fund’s ability to maintain a stable net asset value per share based upon certain hypothetical events.  These hypothetical events include, but are not limited to, the following:

(a)	a change in short-term interest rates;

(b)	an increase in shareholder redemptions;

(c)	a downgrade of or default on portfolio securities; and

(d)
the widening or narrowing of spreads between yields on an appropriate benchmark selected by the Adviser for overnight interest rates and commercial paper and other types of securities held by the Fund.

However, during periods of high market volatility or illiquidity, as determined by the Adviser or at the request of the board, the Adviser will conduct such stress testing more frequently.  The Adviser will report the results of such stress testing to the board at its next regularly scheduled meeting or more frequently, if appropriate, in light of the results.  The report must include: (a) the date(s) on which the Fund’s portfolio was tested; and (2) the magnitude of each hypothetical event that would cause the Fund’s deviation (as defined in Section I.A above) to exceed ½ of 1% of the Fund’s total assets.  The report also must include an assessment by the Adviser of the Fund’s ability to withstand the events (and concurrent occurrences of those events) that are reasonably likely to occur within the next year.

K. Special Guidelines for Specific Types of Investments.  In selecting investments for the Fund, the Adviser will comply with the following guidelines:

1. Certain Certificates of Deposit.  The Fund may acquire certificates of deposit (“CDs”) issued by banks with less than $1 billion in assets only if (a) the CDs are insured by the Federal Deposit Insurance Corporation and (b) the Fund purchases these CDs (either individually or in the aggregate) in principal amounts of no more than the amount of such insurance during the entire terms of such CDs.

2. Securities Backed by a Standby Letter of Credit Issued by a Bank.  If the Fund purchases a security backed by a standby letter of credit issued by a bank and this standby letter of credit is being relied on for credit substitution purposes, the standby letter of credit must:
- Be issued by a bank with at least $1 billion in assets; and
- Be unconditional, apply to the full principal amount of the security, and continue in effect for at least the shorter of (a) 397 days or (b) the period remaining until the security will mature in accordance with its terms; and
- Entitle the Fund to receive immediate payment from the issuer of the letter of credit.

III. Diversification

A. First Tier Diversification.  The Fund will not invest more than 5% of its total assets in securities (other than government securities or securities subject to a guarantee issued by a non-controlled person) issued by any one issuer.  However, the Fund may invest more than 5% (but not more than 25%) of its total assets in the first tier securities of one (but not more than one) issuer for a period of three business days after making such investment.  A first tier security includes any eligible security that is:
- A rated security that has received a rating from the requisite NRSROs in the highest short term debt rating category (a “rated first tier security”).
- An unrated security that is determined by the Sub-Adviser to be of comparable quality to a rated first tier security.
- A security issued by another money market fund registered under the 1940 Act; or
- A government security.

B. Second Tier Diversification.  The Fund will not invest more than (i) ½ of 1% of its total assets in securities of any one issuer or (ii) 3% of its total assets in securities, in either case if, at the time of acquisition, the securities were second tier securities.  A second tier security is any eligible security that is not a first tier security.

C. Demand Feature and Guarantee Diversification.  The Fund will not, with respect to 75% of its total assets, invest more than 10% of its total assets in securities issued by or subject to demand features or guarantees issued by a non-controlled person (including those provided by sponsors of asset backed securities) from any one institution.  The Fund will not, with respect to 100% of its total assets, invest more than 10% of its total assets in securities issued by or subject to demand features or guarantees from any one institution (other than a sponsor of asset backed securities) that controls, is controlled by or is under common control with the issuer of the securities subject to each demand feature or guarantee.  In addition, the Fund will not invest more than 2.5% of its total assets in securities issued by or subject to demand features or guarantees from any one institution if any of these securities, demand features or guarantees is a second tier security.

D. Issuer Demand Features.  The Fund is not required to aggregate an issuer-provided demand feature with the security subject to the demand feature for demand feature or guarantee diversification purposes.

E. Fractional Demand Features and Guarantees.  For a fractional demand feature or guarantee, including a guarantee of all or a portion of the first losses with respect to an asset backed security, the diversification restrictions set forth in section III.C above apply only to the portion of the principal value of the underlying security that the provider of the demand feature or guarantee has actually guaranteed.  However, the Sub-Adviser will monitor and control the Fund’s exposure to any one first loss guarantor.

F. Demand Features and Guarantees That Are Not Being Relied On.   Neither the diversification restrictions contained in Section III.C above nor any other provision of Rule 2a-7 or these procedures will apply to a demand feature or guarantee if the Fund is not relying on the particular demand feature or guarantee for credit, maturity or liquidity purposes.  The Sub-Adviser must determine at the time of acquiring the security, and periodically reevaluate its determination, that the Fund is not relying on the demand feature or guarantee.

G. Issuers of Repurchase Agreements.  The issuer of a repurchase agreement will for diversification purposes be the issuer of the underlying government security.

H. Status of Refunded Securities.  For diversification and other purposes, a refunded security will be the equivalent of a government security.

I. Issuers of Asset Backed Securities.  The issuer of an asset backed security (the “primary ABS”) will be the special purpose entity that issued the asset backed security.  However, to the extent that 10% or more of the principal amount of the qualifying assets (including secondary and tertiary asset backed securities) consists of the obligations of any one person (a “ten percent obligor”), that ten percent obligor will be deemed to be the issuer of a corresponding percentage of the primary ABS or secondary asset backed security.

The Sub-Adviser must monitor and periodically determine the number of ten percent obligors that are issuers of all or a part of each asset backed security.  This monitoring requirement does not apply to asset backed securities that the Sub-Adviser has determined, at the time of acquisition, will not or are unlikely to have any such ten percent obligor.  A ten percent obligor will not be deemed to have issued any part of the assets of an asset backed security if the ten percent obligor is itself a special purpose entity issuing asset backed securities (a “restricted special purpose entity”) and the securities that it issues (other than securities issued to another company that is not a restricted special purpose entity and that controls, is controlled by or is under common control with the ten percent obligor) are held by only one other special purpose entity.

The diversification requirements of Section III.C above will apply to any demand feature or guarantee to which a ten percent obligor’s obligations are subject.

IV. Downgraded and Defaulted Securities; Events of Insolvency

A. Reassessment of Downgraded Securities.  The Sub-Adviser will promptly reassess whether a security held by the Fund presents minimal credit risks if any of the following events occur:
- A security ceases to be a first tier security either because it has been downgraded by a Designated NRSRO or it is an unrated security that has been determined to be no longer of comparable quality to a first tier rated security; or
- The security is an unrated security or second tier security and the Sub-Adviser becomes aware that the security has been rated by a Designated NRSRO below the Designated NRSRO’s second highest short term rating category.

Based on this reassessment, the Sub-Adviser will cause the Fund to take such action as the Sub-Adviser determines to be in the best interests of the Fund and its shareholders. Unless otherwise directed by the Board, the Sub-Adviser will not be required to engage in this reassessment if the security is disposed of, matures or is not rolled over within five business days after the Sub-Adviser becomes aware of the downgrade, and the Board is subsequently notified of the Sub-Adviser’s actions.

B. Disposal of Excess Second Tier Securities.  If, after a rating downgrade, more than 2.5% of the Fund’s total assets are invested in securities that are issued by, or subject to demand features from, a single institution that are second tier securities, the Fund will exercise the demand features at the next succeeding exercise date(s) to the extent necessary to reduce these investments to no more than 2.5% of its total assets.  However, the Fund may retain these investments if the Board finds that their disposal would not be in the best interests of the Fund.

C. Defaults and Events of Insolvency.  Unless otherwise directed by the Board as provided below, the Fund will dispose of any security as soon as practicable, consistent with achieving an orderly disposition of the security, if:
- A default occurs with respect to the security, other than an immaterial default unrelated to the financial condition of the issuer;
- The security ceases to be an eligible security;
- The Adviser, Sub-Adviser, or the Board has determined that the security no longer presents minimal credit risks; or
- An event of insolvency occurs with respect to the issuer of, or the provider of a demand feature or guarantee for, a portfolio security, other than the provider of a demand feature or guarantee for which a non-reliance determination has been made under Section III.F hereof.

However, the Fund may retain the security if the Board finds that disposal of the security would not be in the best interests of the Fund, taking into account, among other factors, the market conditions that could affect the orderly disposition of the security.  A default or event of insolvency will not be deemed to have occurred with respect to a security subject to a demand feature or guarantee if:
- The security is subject to a demand feature, the demand feature has been exercised and the Fund has recovered either the principal amount or the amortized cost of the security, plus accrued interest; or
- The provider of a guarantee for the security is continuing, without protest, to make payments as due on the security.

V. Recordkeeping, Compliance and Reports

A. Recordkeeping.  A copy of these procedures and any modifications or exhibits hereto will be maintained and preserved permanently in an easily accessible place.  Originals of all other records, schedules, written reports with respect to stress testing, minutes of Board meetings and forms relating to these procedures will be maintained for a period of not less than six years (the first two years in an easily accessible place).  Certain records required by paragraph (c)(11) of Rule 2a-7 will be maintained and preserved for a period of not less than three years from the date of the review, determination or evaluation that required the creation of these records.  These recordkeeping requirements are in addition to the requirements in Section I.G above.  Records may be stored on microfilm or a computer storage medium to the extent permitted, and in accordance with the conditions imposed by, Rule 31a-2(f) under the 1940 Act.

The Sub-Adviser shall document certain of its determinations as set forth in Exhibit C.

B. Notification of the Securities and Exchange Commission.   The Sub-Adviser will immediately notify the Adviser and the Adviser will cause the Fund to promptly notify the Commission by electronic mail directed to the Director of Investment Management or the Director’s designee, of any:

(i)  Default or Event of Insolvency with respect to the issuer of one or more portfolio securities (other than an immaterial default unrelated to the financial condition of the issuer) or any issuer of a Demand Feature or Guarantee to which one or more portfolio securities is subject, and the actions the Fund intends to take in response to such event, where immediately before the default or Event of Insolvency the securities (or the securities subject to the Demand Feature or Guarantee) accounted for ½ of 1% or more of the Fund’s Total Assets, and the actions the Fund intends to take in response to this event; or

(ii) Purchase of a security from the Fund by an affiliated person, promoter, or principal underwriter of the Fund, or an affiliated person of such a person, in reliance on Rule 17a-9 under the 1940 Act, including identification of the security, its amortized cost, the sale price, and the reasons for such purchase.

C. Form N-SAR Filings.  The Adviser and the Sub-Adviser will also assist the Fund in reporting, in one or more exhibits attached to Form N-SAR filed with the Commission:
- Actions taken with respect to defaulted portfolio securities or an event of insolvency affecting an issuer of portfolio securities held during the period covered by the report;
- Actions taken with respect to deviations from the Fund’s amortized cost value per share that may result in material dilution or other unfair results to investors or existing shareholders; and
- Portfolio securities held by the Fund on the final day of the reporting period that are no longer eligible securities.

D. Form N-MFP Filings.  Effective December 7, 2010, the Adviser will also cause the Fund to report monthly on Form N-MFP filed with the Commission with respect to each portfolio security held on the last business day of the prior month, the following items, among others: (1) the name of the issuer; (2) the title of the issue, including the coupon or yield;  (3) the CUSIP number (if any); (4) the category of investment (e.g., Treasury debt, government agency debt, asset backed commercial paper, structured investment vehicle note, repurchase agreement); (5) the NRSROs designated by the Fund, the credit ratings given by each NRSRO, and whether each security is first tier security, second tier security or unrated security , or is no longer an eligible security; (6) the maturity date as determined under Rule 2a-7, taking into account the maturity shortening provisions of Rule 2a-7(d); (7) the final legal maturity date, taking into account any maturity date extensions that may be effected at the option of the issuer; (8) whether the instrument has certain enhancement features; (9) the principal amount; (10) the current amortized cost value; (11) the percentage of the Fund’s assets invested in the security; (12) whether the security is an illiquid security; and (13) explanatory notes.  The Sub-Adviser shall provide the foregoing information to the Adviser.

E. Reports to the Board.  The Sub-Adviser will inform the Adviser and the Adviser will report to the Board at each regularly scheduled quarterly meeting whether the operations of the Fund have complied with these procedures.  The Adviser will cause to be furnished to the Board at each regularly scheduled quarterly meeting a list of all portfolio securities held by the Fund as of the last business day of the calendar month immediately preceding the date of the meeting and, if requested, a list containing the same information for securities acquired since the date of the similar report furnished at the immediately preceding meeting of the Board and disposed of before the date of the next subsequent report.  In addition, the Sub-Adviser will provide to the Adviser, the Adviser will forward to the Board at each meeting, and the Board will review, a report concerning the securities for which the Sub-Adviser has made the determinations described in Sections II and III of these procedures.

F. Website Disclosure of Portfolio Holdings. Beginning no later than in October 2010, the Fund shall disclose on its public website, for a period of not less than six months, beginning no later than the fifth Business Day of the month, a schedule of its investments, as of the last Business Day of the prior month, that includes the following information:

(i) With respect to the Fund: the Fund’s dollar-weighted average portfolio maturity and the weighted average life maturity;

(ii) With respect to each security held by the Fund:
- Name of the issuer;
- Category of investment (indicate the category that most closely identifies the instrument from among the following: Treasury Debt; Government Agency Debt; Variable Rate Demand Note; Other Municipal Debt; Financial Company Commercial Paper; Asset Backed Commercial Paper; Other Commercial Paper; Certificate of Deposit; Structured Investment Vehicle Note; Other Note; Treasury Repurchase Agreement; Government Agency Repurchase Agreement; Other Repurchase Agreement; Insurance Company Funding Agreement; Investment Company; Other Instrument);
- CUSIP number (if any);
- Principal amount;
- Maturity date as determined under Rule 2a-7 for purposes of determining the Fund’s weighted average maturity;
- Final legal maturity date (taking into account any maturity date extensions that may be effected at the option of the issuer), if different from the maturity date previously described;
- Coupon or yield; and
- Amortized cost value; and

(iii) A link to a website of the Commission where a user may obtain the most recent 12 months of publicly available information filed by the Fund pursuant to Rule 30b1-7 under the 1940 Act.

Adopted August 27, 1998
Effective December 1, 1998
Amended August 17, 2006
Amended May 27, 2010

Item 77Q1(b)

EXHIBIT A
RULE 2A-7 DEFINITIONS

(1) Acquisition (or Acquire) means any purchase or subsequent rollover (but does not include the failure to exercise a Demand Feature).

(2) Amortized Cost Method of valuation means the method of calculating an investment company’s net asset value whereby portfolio securities are valued at the Fund’s Acquisition cost as adjusted for amortization of premium or accretion of discount rather than at their value based on current market factors.

(3) Asset Backed Security means a fixed income security (other than a Government Security) issued by a Special Purpose Entity (as hereinafter defined), substantially all of the assets of which consist of Qualifying Assets (as hereinafter defined).  Special Purpose Entity means a trust, corporation, partnership or other entity organized for the sole purpose of issuing securities that entitle their holders to receive payments that depend primarily on the cash flow from Qualifying Assets, but does not include a registered investment company.  Qualifying Assets means financial assets, either fixed or revolving, that by their terms convert into cash within a finite time period, plus any rights or other assets designed to assure the servicing or timely distribution of proceeds to security holders.

(4) Business Day means any day, other than Saturday, Sunday, or any customary business holiday.

(5) Collateralized Fully in the case of a repurchase agreement means that:

(i)  The value of the securities collateralizing the repurchase agreement (reduced by the transaction costs (including loss of interest) that the investment company reasonably could expect to incur if the seller defaults) is, and during the entire term of the repurchase agreement remains, at least equal to the Resale Price provided in the agreement;

(ii) The investment company has perfected its security interest in the collateral;

(iii) The collateral is maintained in an account of the investment company with its custodian or a third party that qualifies as a custodian under the [1940] Act;

(iv) The collateral consists entirely of: (A) Cash items; or (B) Government Securities; and

(v) Upon an Event of Insolvency with respect to the seller, the repurchase agreement would qualify under a provision of applicable insolvency law providing an exclusion from any automatic stay of creditors’ rights against the seller.

(vi) Resale Price means the acquisition price paid to the seller of the securities plus the accrued resale premium on such acquisition price.  The accrued resale premium is the amount specified in the repurchase agreement or the daily amortization of the difference between the acquisition price and the resale price specified in the repurchase agreement.

(6) Conditional Demand Feature means a Demand Feature that is not an Unconditional Demand Feature.  A Conditional Demand Feature is not a Guarantee.

(7) Conduit Security means a security issued by a Municipal Issuer (as hereinafter defined) involving an arrangement or agreement entered into, directly or indirectly, with a person other than a Municipal Issuer, which arrangement or agreement provides for or secures repayment of the security. Municipal Issuer means a state or territory of the United States (including the District of Columbia), or any political subdivision or public instrumentality of a state or territory of the United States.  A Conduit Security does not include a security that is:

(i) Fully and unconditionally guaranteed by a Municipal Issuer;

(ii) Payable from the general revenues of the Municipal Issuer or other Municipal Issuers (other than those revenues derived from an agreement or arrangement with a person who is not a Municipal Issuer that provides for or secures repayment of the security issued by the Municipal Issuer);

(iii) Related to a project owned and operated by a Municipal Issuer; or

(iv) Related to a facility leased to and under the control of an industrial or commercial enterprise that is part of a public project which, as a whole, is owned and under the control of a Municipal Issuer.

(8)  Daily Liquid Assets means (i) Cash; (ii) Direct obligations of the U.S. Government; or (iii) Securities that will mature or are subject to a Demand Feature that is exercisable and payable within one Business Day.

(9) Demand Feature means:

(i) A feature permitting the holder of a security to sell the security at an exercise price equal to the approximate amortized cost of the security plus accrued interest, if any, at the time of exercise.  A Demand Feature must be exercisable either: (A) At any time on no more than 30 calendar days’ notice; or (B) At specified intervals not exceeding 397 calendar days and upon no more than 30 calendar days’ notice; or

(ii) A feature permitting the holder of an Asset Backed Security unconditionally to receive principal and interest within 397 calendar days of making demand.

(10) Demand Feature Issued By A Non-Controlled Person means a Demand Feature issued by:

(i) A person that, directly or indirectly, does not control, and is not controlled by or under common control with the issuer of the security subject to the Demand Feature; (control means “control” as defined in section 2(a)(9) of the [1940] Act) [citation deleted]; or

(ii) A sponsor of a Special Purpose Entity with respect to an Asset Backed Security.

(11) Designated NRSRO means any one of at least four nationally recognized statistical rating organizations, as that term is defined in section 3(a)(62) of the Securities Exchange Act of 1934 (15 U.S.C. 78c(a)(62)), that:

(i)  The money market fund’s board of directors:

(A) Has designated as an NRSRO whose credit ratings with respect to any obligor or security or particular obligors or securities will be used by the fund to determine whether a security is an Eligible Security; and

(B) Determines at least once each calendar year issues credit ratings that are sufficiently reliable for such use;

(ii)  Is not an “affiliated person,” as defined in section 2(a)(3)(C) of the Act (15 U.S.C. 80a-2(a)(3)(C)), of the issuer of, or any insurer or provider of credit support for, the security; and

(iii) The fund discloses in its statement of additional information is a Designated NRSRO, including any limitations with respect to the fund’s use of such designation.

(12)  Eligible Security means:

(i) A Rated Security with a remaining maturity of 397 calendar days or less that has received a rating from the Requisite NRSROs in one of the two highest short-term rating categories (within which there may be sub-categories or gradations indicating relative standing); or

(ii) An Unrated Security that is of comparable quality to a security meeting the requirements for a Rated Security in paragraph (a)(12)(i) of this section, as determined by the money market fund’s board of directors; provided, however, that a security that at the time of issuance had a remaining maturity of more than 397 calendar days but that has a remaining maturity of 397 calendar days or less and that is an Unrated Security is not an Eligible Security if the security has received a long-term rating from any Designated NRSRO that is not within the Designated NRSRO’s three highest long-term ratings categories (within which there may be sub-categories or gradations indicating relative standing) unless the security has received a long-term rating from the Requisite NRSROs in one of the three highest rating categories.

(iii) In addition, in the case of a security that is subject to a Demand Feature or Guarantee:

(A) The Guarantee has received a rating from a Designated NRSRO or the Guarantee is issued by a guarantor that has received a rating from a Designated NRSRO with respect to a class of debt obligations (or any debt obligation within that class) that is comparable in priority and security to the Guarantee, unless

(1) The Guarantee is issued by a person that, directly or indirectly, controls, is controlled by or is under common control with the issuer of the security subject to the Guarantee (other than a sponsor of a Special Purpose Entity with respect to an Asset Backed Security);

(2) The security subject to the Guarantee is a repurchase agreement that is Collateralized Fully; or

(3) The Guarantee is itself a Government Security;

(B) The issuer of the Demand Feature or Guarantee, or another institution, has undertaken promptly to notify the holder of the security in the event the Demand Feature or Guarantee is substituted with another Demand Feature or Guarantee (if such substitution is permissible under the terms of the Demand Feature or Guarantee).

(13) Event of Insolvency means, with respect to a person:

(i)  An admission of insolvency, the application by the person for the appointment of a trustee, receiver, rehabilitator, or similar officer for all or substantially all of its assets, a general assignment for the benefit of creditors, the filing by the person of a voluntary petition in bankruptcy or application for reorganization or an arrangement with creditors; or

(ii) The institution of similar proceedings by another person which proceedings are not contested by the person; or

(iii) The institution of similar proceedings by a government agency responsible for regulating the activities of the person, whether or not contested by the person.

(14) First Tier Security means any Eligible Security that:

(i)  Is a Rated Security that has received a short-term rating from the Requisite NRSROs in the highest short-term rating category for debt obligations (within which there may be sub-categories or gradations indicating relative standing);

(ii) Is an Unrated Security that is of comparable quality to a security meeting the requirements for a Rated Security in paragraph (a)(14)(i) of this section, as determined by the Fund’s board of directors;

(iii) Is a security issued by a registered investment company that is a money market fund; or

(iv) Is a Government Security.

(15) Floating Rate Security means a security the terms of which provide for the adjustment of its interest rate whenever a specified interest rate changes and that, at any time until the final maturity of the instrument or the period remaining until the principal amount can be recovered through demand, can reasonably be expected to have a market value that approximates its amortized cost.

(16) Government Security means any “Government security” as defined in section 2(a)(16) of the [1940] Act [citation omitted].

(17) Guarantee means an unconditional obligation of a person other than the issuer of the security to undertake to pay, upon presentment by the holder of the Guarantee (if required), the principal amount of the underlying security plus accrued interest when due or upon default, or, in the case of an Unconditional Demand Feature, an obligation that entitles the holder to receive upon exercise the approximate amortized cost of the underlying security or securities, plus accrued interest, if any.  A Guarantee includes a letter of credit, financial guaranty (bond) insurance, and an Unconditional Demand Feature (other than an Unconditional Demand Feature provided by the issuer of the security).

(18) Guarantee Issued By A Non-Controlled Person means a Guarantee issued by:

(i) A person that, directly or indirectly, does not control, and is not controlled by or under common control with the issuer of the security subject to the Guarantee; (control means “control” as defined in section 2(a)(9) of the Act) [citation omitted]; or

(ii) A sponsor of a Special Purpose Entity with respect to an Asset Backed Security.

(19) Illiquid Security means a security that cannot be sold or disposed of in the ordinary course of business within seven calendar days at approximately the value ascribed to it by the fund.

(20) Penny-Rounding Method of pricing means the method of computing an investment company’s price per share for purposes of distribution, redemption and repurchase whereby the current net asset value per share is rounded to the nearest one percent.

(21) Rated Security means a security that meets the requirements of paragraphs a(21)(i) or (ii) of this section, in each case subject to paragraph (a)(21)(iii) of this section:

(i) The security has received a short-term rating from a Designated NRSRO, or has been issued by an issuer that has received a short-term rating from a Designated NRSRO with respect to a class of debt obligations (or any debt obligation within that class) that is comparable in priority and security with the security; or

(ii) The security is subject to a Guarantee that has received a short-term rating from a Designated NRSRO, or a Guarantee issued by a guarantor that has received a short-term rating from a Designated NRSRO with respect to a class of debt obligations (or any debt obligation within that class) that is comparable in priority and security with the Guarantee; but

(iii) A security is not a Rated Security if it is subject to an external credit support agreement (including an arrangement by which the security has become a Refunded Security) that was not in effect when the security was assigned its rating, unless the security has received a short-term rating reflecting the existence of the credit support agreement as provided in paragraph (a)(21)(i) of this section, or the credit support agreement with respect to the security has received a short-term rating as provided in paragraph (a)(21)(ii) of this section.

(22) Refunded Security means a debt security the principal and interest payments of which are to be paid by Government Securities (“deposited securities”) that have been irrevocably placed in an escrow account pursuant to agreement between the issuer of the debt security and an escrow agent that is not an “affiliated person,” as defined in section 2(a)(3)(C) of the [1940] Act, of the issuer of the debt security, and, in accordance with such escrow agreement, are pledged only to the payment of the debt security and, to the extent that excess proceeds are available after all payments of principal, interest, and applicable premiums on the Refunded Securities, the expenses of the escrow agent and, thereafter, to the issuer or another party; provided that:

(i) The deposited securities shall not be redeemable prior to their final maturity;

(ii) The escrow agreement shall prohibit the substitution of the deposited securities unless the substituted securities are Government Securities; and

(iii) At the time the deposited securities are placed in the escrow account, or at the time a substitution of the deposited securities is made, an independent certified public accountant has certified to the escrow agent that the deposited securities will satisfy all scheduled payments of principal, interest and applicable premiums on the Refunded Securities.

(23) Requisite NRSROs means:

(i) Any two Designated NRSROs that have issued a rating with respect to a security or class of debt obligations of an issuer; or

(ii) If only one Designated NRSRO has issued a rating with respect to such security or class of debt obligations of an issuer at the time the fund acquires the security, that Designated NRSRO.

(24) Second Tier Security means any Eligible Security that is not a First Tier Security.

(25) Single State Fund means a Tax Exempt Fund that holds itself out as seeking to maximize the amount of its distributed income that is exempt from the income taxes or other taxes on investments of a particular state and, where applicable, subdivisions thereof.

(26) Tax Exempt Fund means any money market fund that holds itself out as distributing income exempt from regular federal income tax.

(27) Total Assets means, with respect to a money market fund using the Amortized Cost Method, the total amortized cost of its assets and, with respect to any other money market fund, the total market-based value of its assets.

(28) Unconditional Demand Feature means a Demand Feature that by its terms would be readily exercisable in the event of a default in payment of principal or interest on the underlying security or securities.

(29) United States Dollar-Denominated means, with reference to a security, that all principal and interest payments on such security are payable to security holders in United States dollars under all circumstances and that the interest rate of, the principal amount to be repaid, and the timing of payments related to such security do not vary or float with the value of a foreign currency, the rate of interest payable on foreign currency borrowings, or with any other interest rate or index expressed in a currency other than United States dollars.

(30) Unrated Security means a security that is not a Rated Security.

(31) Variable Rate Security means a security the terms of which provide for the adjustment of its interest rate on set dates (such as the last day of a month or calendar quarter) and which, upon each adjustment until the final maturity of the instrument or the period remaining until the principal amount can be recovered through demand, can reasonably be expected to have a market value that approximates its amortized cost.

(32) Weekly Liquid Assets means:

(i) Cash;

(ii) Direct obligations of the U.S. Government;

(iii) Government Securities that are issued by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States that:

(A) Are issued at a discount to the principal amount to be repaid at maturity; and

(B) Have a remaining maturity date of 60 days or less; or

(iv) Securities that will mature or are subject to a Demand Feature that is exercisable and payable within five Business Days.